News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES FOURTH-QUARTER 2013 FINANCIAL RESULTS
* Revenue grows 2 percent; technology revenue up 5 percent; services revenue up 1 percent
* Net income of $117.4 million vs. $81.8 million in 4Q 2012
* Diluted EPS of $2.37 vs. $1.67 in 4Q 2012
* Non-GAAP diluted EPS(1) of $2.82 vs. $2.27 in 4Q 2012
* Free cash flow(2) of $93 million; free cash flow of $138 million before pension contributions

BLUE BELL, Pa., January 30, 2014 - Unisys Corporation (NYSE: UIS) today reported fourth-quarter 2013 net income of $117.4 million, or $2.37 per diluted share, which included $23.2 million of pension expense. In the fourth quarter of 2012, the company reported net income of $81.8 million, or $1.67 per diluted share, which included $30.4 million of pension expense. Excluding pension expense, non-GAAP diluted earnings per share in the fourth quarter of 2013 was $2.82 compared with $2.27 in the fourth quarter of 2012. Fourth-quarter 2013 revenue grew 2 percent to $996 million from $979 million in the fourth quarter of 2012. Foreign currency translations had a negligible impact on revenue comparisons in the fourth quarter.

For the full year of 2013, Unisys reported net income of $92.3 million, or $2.08 per diluted share, which included $90.0 million of pension expense. For the full year of 2012, the company reported net income of $129.4 million, or $2.84 per diluted share, which included $105.4 million of pension expense and $30.6 million of debt reduction charges. Excluding pension expense in both years and the debt reduction charges in 2012, non-GAAP earnings per share for the full year of 2013 was $3.87 compared with $5.50 for the full year of 2012. Full-year 2013 revenue declined 7 percent to $3.46 billion from full-year 2012 revenue of $3.71 billion. Foreign currency translations had a one percentage-point negative impact on full-year 2013 revenue comparisons.

"We closed 2013 with a good fourth quarter, reporting significantly increased profitability on higher revenue," said Unisys Chairman and CEO Ed Coleman. "We grew both our services and technology businesses while continuing to show good cost discipline across the business. We were particularly pleased by the higher operating profit margins in our services business, where we also grew orders for the third consecutive quarter.

"As we move into 2014, we are excited by the opportunities in front of us," Coleman said. "We are seeing growing market interest in our Stealth cybersecurity software products, our new Forward! by Unisys fabric-based servers, our cloud-based offerings, and other innovative solution offerings. We are focused on continuing our fourth-quarter momentum and driving profitable revenue growth in the year ahead."

FOURTH-QUARTER COMPANY AND BUSINESS SEGMENT HIGHLIGHTS
International revenue grew 2 percent (3 percent on a constant currency(3) basis) in the fourth quarter as growth in Europe and Asia Pacific more than offset declines in Latin America. U.S. revenue was flat compared to the fourth quarter of 2012.

The company reported an overall fourth-quarter 2013 gross profit margin of 31.7 percent, up from 29.2 percent in the year-ago quarter. Operating expenses (SG&A and R&D expenses) decreased 7 percent from the year-ago period, reflecting effective cost management. The company reported fourth-quarter 2013 operating profit of $155.9 million, or 15.7 percent of revenue, compared with fourth-quarter 2012 operating profit of $114.6 million, or 11.7 percent of revenue.

Fourth-quarter 2013 services revenue increased 1 percent (2 percent on a constant currency basis) as growth in outsourcing and systems integration offset declines in core maintenance. Reflecting a richer mix of higher-margin services and solutions as well as a continued focus on cost control, fourth-quarter 2013 services gross profit margin improved to
21.9 percent from 20.2 percent a year ago and services operating profit margin improved to 9.8 percent from 6.6 percent a year ago.

Fourth-quarter 2013 services orders grew from the fourth quarter of 2012, driven by higher orders for outsourcing and systems integration services. Services backlog at December 31, 2013 was $4.8 billion, down 5 percent from services backlog at December 31, 2012.

Fourth-quarter 2013 technology revenue grew 5 percent from the prior-year quarter. Fourth-quarter 2013 technology gross profit margin declined to
61.4 percent from 68.1 percent in the year-ago quarter, resulting from a higher mix of third-party product sales, and technology operating profit margin declined to 40.6 percent from 43.9 percent in the year-ago quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

In the fourth quarter of 2013, Unisys generated $141 million of cash from operations, which included $46 million of pension contributions. In the fourth quarter of 2012, the company generated $154 million of cash from operations, which included $26 million of pension contributions. Capital expenditures in the fourth quarter of 2013 were $48 million compared with $36 million in the year-ago quarter. The company generated $93 million of free cash flow in the fourth quarter of 2013 compared with free cash flow of $118 million in the fourth quarter of 2012. Free cash flow before pension contributions was $138 million in the fourth quarter of 2013 compared with $144 million in the year-ago quarter.

Unisys made a total of $147 million in pension contributions in 2013 compared with $202 million of pension contributions in 2012. For the full year of 2013, the company generated free cash flow of $183 million before pension contributions compared with $330 million of free cash flow before pension contributions in 2012.

At December 31, 2013, the company reported a cash balance of $640 million and total debt of $210 million.

NON-GAAP INFORMATION
Unisys reports its results in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, in an effort to provide investors with additional perspective regarding the company's results as determined by GAAP, the company also discusses, in its earnings press release and/or earnings presentation materials, non-GAAP information which management believes provides useful information to investors. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and assess operational alternatives. These non-GAAP measures may include non-GAAP diluted earnings per share, free cash flow, and constant currency.

Our non-GAAP measures are not intended to be considered in isolation or as substitutes for results determined in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. (See GAAP to non-GAAP reconciliations attached.)

(1) Non-GAAP diluted earnings per share - For the full years of 2013 and 2012, Unisys recorded pension expense of $90.0 million and $105.4 million, respectively. In addition, for full year 2012 the company incurred debt reduction charges of $30.6 million as a result of debt reduction actions. In an effort to provide investors with a perspective on the company's earnings without these charges, they are excluded from the non-GAAP diluted earnings per share calculations.

(2) Free cash flow - To better understand the trends in our business, we believe that it is helpful to present free cash flow, which we define as cash flow from operations less capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. Because of the significance of the company's pension funding obligations, free cash flow before pension funding is also provided.

(3) Constant currency - The company refers to growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.


FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to drive profitable growth in consulting and systems integration; the company's ability to take on, successfully implement and grow outsourcing operations; market demand for the company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the risks that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the risk that breaches of data security could expose the company to legal liability and could harm its business and reputation; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; and the company's consideration of all available information following the end of the year and before the filing of the Form 10-K and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0130/9222

Unisys is a registered trademark of Unisys Corporation. Any other brand and products referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months           Year
                          Ended December 31    Ended December 31
                          ------------------   ------------------
                            2013      2012       2013      2012
                          --------  --------   --------  --------
Revenue
  Services                  $813.4    $805.7   $2,996.1  $3,192.4
  Technology                 182.5     173.6      460.4     514.0
                          --------  --------   --------  --------
                             995.9     979.3    3,456.5   3,706.4
Costs and expenses
  Cost of revenue:
    Services                 608.4     640.7    2,405.5   2,567.7
    Technology                72.1      52.7      202.6     165.2
                          --------  --------   --------  --------
                             680.5     693.4    2,608.1   2,732.9
Selling, general and
  administrative             140.6     150.8      559.4     572.8
Research and development      18.9      20.5       69.5      81.5
                          --------  --------   --------  --------
                             840.0     864.7    3,237.0   3,387.2
                          --------  --------   --------  --------
Operating profit             155.9     114.6      219.5     319.2

Interest expense               2.2       2.5        9.9      27.5
Other income (expense), net   (1.3)     (2.7)       9.8     (37.6)
                          --------  --------   --------  --------
Income before
  income taxes               152.4     109.4      219.4     254.1
Provision for income taxes    28.2      20.5       99.3      97.3
                          --------  --------   --------  --------
Consolidated net income      124.2      88.9      120.1     156.8
Net income attributable to
  noncontrolling interests     2.7       3.0       11.6      11.2
                          --------  --------   --------  --------
Net income attributable
  to Unisys Corporation      121.5      85.9      108.5     145.6
Preferred stock dividend       4.1       4.1       16.2      16.2
                          --------  --------   --------  --------
Net income attributable
  to Unisys Corporation
  common shareholders       $117.4     $81.8      $92.3    $129.4
                          ========  ========   ========  ========

Earnings per common share attributable
  to Unisys Corporation
    Basic                  $  2.67   $  1.86    $  2.10   $  2.95
                          ========  ========   ========  ========
    Diluted                $  2.37   $  1.67    $  2.08   $  2.84
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     43,947    43,976     43,899    43,864
  Diluted                   51,319    51,307     44,347    51,216

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
December 31, 2013
------------------
Customer revenue        $995.9                $813.4      $182.5
Intersegment                       ($66.0)       0.4        65.6
                      --------   --------   --------    --------
Total revenue           $995.9     ($66.0)    $813.8      $248.1
                      ========   ========   ========    ========
Gross profit percent     31.7%                 21.9%       61.4%
                      ========              ========    ========
Operating profit
  percent                15.7%                  9.8%       40.6%
                      ========              ========    ========
Three Months Ended
December 31, 2012
------------------
Customer revenue        $979.3                $805.7      $173.6
Intersegment                       ($37.3)       1.8        35.5
                      --------   --------   --------    --------
Total revenue           $979.3     ($37.3)    $807.5      $209.1
                      ========   ========   ========    ========
Gross profit percent     29.2%                 20.2%       68.1%
                      ========              ========    ========
Operating profit
  percent                11.7%                  6.6%       43.9%
                      ========              ========    ========

Year Ended
December 31, 2013
------------------
Customer revenue      $3,456.5              $2,996.1      $460.4
Intersegment                      ($122.5)       1.7       120.8
                      --------   --------   --------    --------
Total revenue         $3,456.5    ($122.5)  $2,997.8      $581.2
                      ========   ========   ========    ========

Gross profit percent     24.5%                 19.7%       53.9%
                      ========              ========    ========
Operating profit
  percent                 6.4%                  6.2%       21.1%
                      ========              ========    ========
Year Ended
December 31, 2012
------------------
Customer revenue      $3,706.4              $3,192.4      $514.0
Intersegment                      ($123.1)       3.8       119.3
                      --------   --------   --------    --------
Total revenue         $3,706.4    ($123.1)  $3,196.2      $633.3
                      ========   ========   ========    ========

Gross profit percent     26.3%                 20.0%       63.9%
                      ========              ========    ========
Operating profit
  percent                 8.6%                  6.4%       33.1%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                       December 31, December 31,
                                           2013         2012
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $639.8       $655.6
Accounts and notes receivable, net           683.1        670.2
Inventories
   Parts and finished equipment               32.8         29.3
   Work in process and materials              22.3         20.7
Deferred income taxes                         24.1         21.6
Prepaid expense and other
 current assets                              138.7        115.0
                                        ----------   ----------
Total                                      1,540.8      1,512.4
                                        ----------   ----------
Properties                                 1,095.5      1,262.2
Less accumulated depreciation
  and amortization                           920.8      1,085.8
                                        ----------   ----------
Properties, net                              174.7        176.4
                                        ----------   ----------
Outsourcing assets, net                      115.5        126.3
Marketable software, net                     129.1        124.2
Prepaid postretirement assets                 83.7          3.3
Deferred income taxes                        112.3        162.7
Goodwill                                     188.7        192.3
Other long-term assets                       165.2        122.8
                                        ----------   ----------
Total                                     $2,510.0     $2,420.4
                                        ==========   ==========
Liabilities and deficit
Current liabilities
Current maturities of long-term debt          $0.0         $0.3
Accounts payable                             246.7        228.6
Deferred revenue                             402.4        389.5
Other accrued liabilities                    375.7        411.9
                                        ----------   ----------
Total                                      1,024.8      1,030.3
                                        ----------   ----------
Long-term debt                               210.0        210.0
Long-term postretirement liabilities       1,697.2      2,553.5
Long-term deferred revenue                   122.7        123.1
Other long-term liabilities                  119.2         92.2
Commitments and contingencies
Total deficit                               (663.9)    (1,588.7)
                                        ----------   ----------
Total                                     $2,510.0     $2,420.4
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                                  Year Ended
                                                  December 31
                                              ------------------
                                                2013       2012 *
                                              -------    -------
Cash flows from operating activities
Consolidated net income                        $120.1     $156.8
Add (deduct) items to reconcile consolidated net
 income to net cash provided by operating activities:
Foreign currency transaction loss                 6.5          -
Loss on debt extinguishment                         -       30.6
Employee stock compensation                      12.5       14.3
Company stock issued for U.S. 401(k) plan           -        6.2
Depreciation and amortization of properties      46.7       54.7
Depreciation and amortization of
 outsourcing assets                              53.5       57.9
Amortization of marketable software              59.4       62.0
Disposals of capital assets                       2.0        6.3
(Loss) gain on sale of business                   1.5      (11.7)
Pension plans contributions                    (147.2)    (201.5)
Decrease in deferred income taxes, net           29.4       26.3
Increase in receivables, net                    (63.5)     (11.2)
(Increase) decrease in inventories               (6.5)      14.2
Increase (decrease) in accounts payable
 and other accrued liabilities                    1.9      (80.7)
Change in other assets, liabilities and other    71.1      137.1
                                              -------    -------
Net cash provided by operating activities       187.4      261.3
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                    5,315.9    4,108.5
 Purchases of investments                    (5,325.8)  (4,107.2)
 Restricted deposits                             (1.3)      (0.6)
 Investment in marketable software              (64.3)     (56.4)
 Capital additions of properties                (47.2)     (40.1)
 Capital additions of outsourcing assets        (39.9)     (36.1)
 Net proceeds from sale of business              (0.1)       5.2
                                              -------    -------
Net cash used for investing activities         (162.7)    (126.7)
                                              -------    -------
Cash flows from financing activities
 Purchases of common stock                      (11.7)         -
 Payments of long-term debt                         -     (388.9)
 Dividends paid to noncontrolling interests         -       (4.5)
 Dividends paid on preferred shares             (16.2)     (16.2)
 Proceeds from exercise of stock options          4.9        0.4
 Proceeds from issuance of long-term debt           -      204.8
                                              -------    -------
Net cash used for financing activities          (23.0)    (204.4)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                           (17.5)      10.5
                                              -------    -------

Decrease in cash and cash equivalents           (15.8)     (59.3)
Cash and cash equivalents, beginning of
 period                                         655.6      714.9
                                              -------    -------
Cash and cash equivalents, end of period       $639.8     $655.6
                                              =======    =======
*Certain components of net cash provided by operating activities were changed to present pension contributions separately, consistent with the 2013 presentation.

                              (1)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                              Three Months           Year
                            Ended December 31  Ended December 31
                            -----------------  -----------------
                              2013     2012      2013     2012
                            -------- --------  -------- --------
GAAP net income
  attributable to Unisys Corporation
  common shareholders         $117.4    $81.8     $92.3   $129.4

Debt reduction charges,
  net of tax                     0.0      0.0       0.0     30.6
FAS87 pension charges,
  net of tax                    23.2     30.4      90.0    105.4
                            -------- --------  -------- --------
Non-GAAP net income
  attributable to Unisys Corporation
  common shareholders          140.6    112.2     182.3    265.4

Add preferred stock dividend     4.1      4.1      16.2     16.2
                            -------- --------  -------- --------
Non-GAAP net income
  attributable to Unisys
  Corporation for diluted
  earnings per share          $144.7   $116.3    $198.5   $281.6
                            ======== ========  ======== ========
Weighted average
  shares (thousands)          43,947   43,976    43,899   43,864

Plus incremental shares from assumed conversion:
  Employee stock plans           460      419       448      439
  Preferred stock              6,913    6,913     6,913    6,913
                            -------- --------  -------- --------
GAAP adjusted weighted
  average shares              51,319   51,307    51,260   51,216
                            ======== ========  ======== ========
Diluted earnings per share

GAAP basis
GAAP net income
  attributable to Unisys
  Corporation for diluted
  earnings per share          $121.5    $85.9     $92.3   $145.6

Divided by adjusted weighted
  average shares              51,319   51,307    44,347   51,216
GAAP net income
  per diluted share          $  2.37  $  1.67   $  2.08  $  2.84
                            ======== ========  ======== ========
Non-GAAP basis
Non-GAAP net income
  attributable to Unisys
  Corporation for diluted
  earnings per share          $144.7   $116.3    $198.5   $281.6

Divided by Non-GAAP adjusted
  weighted average shares     51,319   51,307    51,260   51,216

Non-GAAP net income
  per diluted share          $  2.82  $  2.27   $  3.87  $  5.50
                            ======== ========  ======== ========

                              (2)
                      UNISYS CORPORATION
               RECONCILIATION OF GAAP TO NON-GAAP
                          (Unaudited)
                           (Millions)

FREE CASH FLOW
--------------
                              Three Months           Year
                            Ended December 31  Ended December 31
                            -----------------  -----------------
                              2013     2012      2013     2012
                            -------- --------  -------- --------
Cash provided by operations   $141.2   $153.9    $187.4   $261.3

Additions to marketable
  software                     (17.0)   (13.5)    (64.3)   (56.4)
Additions to properties        (21.1)   (14.1)    (47.2)   (40.1)
Additions to outsourcing
  assets                       (10.3)    (8.3)    (39.9)   (36.1)
                            -------- --------  -------- --------
Free Cash Flow                  92.8    118.0      36.0    128.7
Pension funding                 45.6     26.4     147.2    201.5
                            -------- --------  -------- --------
Free cash flow before
  pension funding             $138.4   $144.4    $183.2   $330.2
                            ======== ========  ======== ========